Exhibit 99.1

LSI INDUSTRIES REPORTS FISCAL SECOND QUARTER 2022 RESULTS

AND DECLARES QUARTERLY CASH DIVIDEND

CINCINNATI, OH, January 27, 2022 -- LSI Industries Inc. (NASDAQ: LYTS, “LSI” or the “Company”) a leading U.S. based manufacturer of indoor/outdoor lighting and display solutions, today announced results for the second quarter of fiscal year 2022.

FISCAL SECOND QUARTER 2022

●	Total net sales +45% y/y to $111.1 million, organic net sales +19% y/y
●	Lighting sales +27% y/y; Display Solution sales +72% y/y
●	Net Income +41% y/y to $3.1 million, or $0.11 per diluted share
●	Adjusted net income +67% y/y to $4.2 million, or $0.15 per diluted share
●	Adjusted EBITDA +65% y/y to $8.4 million

LSI generated significant year-over-year growth in sales and profitability in the fiscal second quarter, driven by a continued recovery in non-residential construction activity, systemic gains in targeted vertical markets, together with contributions from the JSI Store Fixtures acquisition (“JSI”) completed in May 2021.

The Company reported net sales of $111.1 million in the fiscal second quarter, an increase of 45% versus the prior year period. Net sales, excluding contributions from the JSI acquisition, increased 19% versus the fiscal second quarter of 2021. LSI reported net income of $3.1 million, or $0.11 per diluted share, in the second quarter, versus $2.2 million, or $0.08 per diluted share in the prior year period.

The Company reported adjusted net income of $4.2 million, or $0.15 per diluted share, compared to $2.5 million, or $0.09 per diluted share last year. Adjusted operating income increased 90% on a year-over-year basis to $5.9 million, while adjusted EBITDA increased 65% to $8.4 million. A reconciliation of GAAP and non-GAAP financial results is included in this press release.

The Company declared a regular cash dividend of $0.05 per share payable February 15, 2022 to shareholders of record on February 7, 2022.

MANAGEMENT COMMENTARY

“Our solid fiscal second quarter performance reflects the accelerating momentum building in our business,” stated James A. Clark, President and Chief Executive Officer of LSI Industries.

LSI Industries Second Quarter Fiscal 2022 Results

January 27, 2022

“Entering the third quarter, demand conditions have improved, contributing to organic growth across both our Lighting and Display Solutions businesses,” continued Clark. “Sales exceeded $100 million for the second consecutive quarter, and increased sequentially from our record first quarter. Our sales and earnings improvement reflects effective execution of our vertical market strategy and continued price management actions to counter ongoing increases in input costs. The LSI team again navigated multiple obstacles to deliver a successful quarter, managing ongoing supply chain challenges including fluctuating supplier lead-times, transit capacity issues, as well as widespread inflation.

“In view of heightened supply chain disruptions evidenced throughout the pandemic, we’ve taken preemptive actions to ensure uninterrupted product availability for both new and existing customers,” continued Clark. “These actions have positioned us to win new business, most notably capitalizing on short lead-time opportunities. To that end, LSI was recently awarded a large order from a leading international petroleum retailer whose construction plan required immediate access to componentry and domestic manufacturing capabilities. LSI was uniquely suited to fulfill this time-sensitive customer order, further positioning us as a proven, reliable partner, while demonstrating the value we place on building customer trust and confidence in our company.

“Our vertical market strategy emphasizes close collaboration with our customers, an approach that often positions us to participate in new, emerging growth opportunities integral to their future business development. For example, during the second quarter, we initiated a turnkey solar installation for a petroleum fueling station. The site included solar panels mounted on the fuel canopy and car wash that will materially reduce the location’s energy consumption, carbon footprint and operating expenses. The turnkey solar installation supports the continued development of LSI’s service business model, exhibiting full lifecycle project capabilities that span from concept to installation.

“The Lighting segment delivered a solid quarter, generating sales growth of 27%, with significant increases in both our project business and sales through distributor stock. The increase in project business was broad-based, with increases in select target verticals such as warehousing, petroleum, parking, and automotive. Distribution sales increased 25% over prior year, as distributors continue to steadily increase inventory levels. New products launched over the last twelve months were a major driver, with market adoption rates continuing to increase. The Lighting segment gross margin rate was 29.5% and operating income more than doubled from the prior year, reflecting effective price management and productivity, offsetting continued increases in input costs. Lighting quotation and order rate activity remains favorable with a fiscal second quarter book-to-bill ratio of above 1.0, a period when historical seasonality has order rates trending measurably below shipment levels. We exited the second quarter with a Lighting backlog more than 30% above the prior-year period.

“Sales for the Display Solutions segment increased 72% versus the prior year, including the incremental impact of the JSI acquisition. Excluding the JSI acquisition, Display Solutions sales increased 7% on a year-over-year basis. Adjusted operating income increased to $4.0 million in the second quarter, representing 7.5% of sales.

“Quotation and order activity remains favorable for Display Solutions, most notably in the grocery market vertical. In the quarter, JSI was awarded a $17 million order from one of the nation’s largest grocery retailers. The order is for approximately 2,500 refrigerated display units for installation in over 800 store locations throughout the United States, all to be delivered in the third and fourth quarter of fiscal 2022. The award is the result of the collaborative working relationship between JSI and the customer to develop custom solutions, as well as proven performance in servicing this customer. JSI is well-positioned for the future as it continues to capitalize on the ongoing investment in merchandising solutions by both national and regional grocery chains.

LSI Industries Second Quarter Fiscal 2022 Results

January 27, 2022

“Proposal activity for potential programs in the petroleum graphics and digital QSR market verticals are in development. Our current large QSR digital signage program is creating opportunities with additional banners under the customer flagship brand, with both committed business and potential programs.

“Targeted, discretionary investments in componentry and select finished inventories to support critical sales growth initiatives resulted in a $25 million increase in total working capital during the first half of fiscal 2022,” continued Clark. “As before, disciplined balance sheet management, which includes an emphasis on debt reduction, remains a management priority. At the end of the second quarter, our ratio of net debt to trailing twelve months Adjusted EBITDA was 2.8x.

Mr. Clark concluded, “We are incrementally more positive on the outlook for the second half of fiscal 2022 than we were at the end of the fiscal first quarter. Market indicators remain favorable, while current quote, order and backlog levels are measurably above last year. While the operating environment remains challenging, our supply chain capabilities have proven an important point of differentiation for our business, positioning us to achieve further margin expansion as price escalations offset rising input costs.”

CONFERENCE CALL

A conference call will be held today at 11:00 a.m. ET to review the Company’s financial results and conduct a question-and-answer session.

A webcast of the conference call and accompanying presentation materials will be available in the Investor Relations section of LSI Industries’ website at www.lsicorp.com. Individuals can also participate by teleconference dial-in. To listen to a live broadcast, go to the site at least 15 minutes prior to the scheduled start time to register, download and install any necessary audio software.

Details of the conference call are as follows:

Details of the conference call are as follows:

Call Dial-In:	1-877-407-4018
Conference ID:	13726268

Call Replay:	1-844-512-2921
Replay Passcode:	13726268

A replay of the conference call will be available between January 27, 2022 and February 10, 2022. To listen to a replay of the teleconference via webcast, please visit the Investor Relations section of LSI Industries’ website at www.lsicorp.com.

LSI Industries Second Quarter Fiscal 2022 Results

January 27, 2022

ABOUT LSI INDUSTRIES

Headquartered in Greater Cincinnati, LSI is a publicly held company with shares listed on the NASDAQ Stock Market under the symbol LYTS. The Company manufactures non-residential lighting and display solutions. Non-residential lighting consists of high-performance, American-made lighting solutions. The Company’s strength in outdoor lighting applications creates opportunities to introduce additional solutions to its valued customers. Display solutions consist of graphics solutions, digital signage, and technically advanced food display equipment for strategic vertical markets. LSI’s team of internal specialists also provide comprehensive project management services in support of large-scale product rollouts. The Company employs about 1,400 people at 11 manufacturing plants in the U.S. and Canada. Additional information about LSI is available at www.lsicorp.com.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements. Forward-looking statements may be identified by words such as “estimates,” “anticipates,” “encourage,” “projects,” “plans,” “expects,” “can,” “intends,” “believes,” “seeks,” “may,” “will,” “should,” or the negative versions of those words and similar expressions and by the context in which they are used. For details on the uncertainties that may cause our actual results to be materially different than those expressed in our forward-looking statements, visit https://investors.lsicorp.com as well as our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q which contain risk factors.

INVESTOR CONTACT

Noel Ryan, IRC

720.778.2415

LYTS@vallumadvisors.com

LSI Industries Second Quarter Fiscal 2022 Results

January 27, 2022

Financial Highlights

Three Months Ended December 31				Six Months Ended December 31
			(Unaudited)
2021	2020	% Change	(In thousands, except per share data)	2021	2020	% Change
$111,143	$76,387	45%	Net sales	$217,540	$146,393	49%

4,422	2,686	65%	Operating income as reported	8,866	4,888	81%

1,130	397	185%	Stock compensation expense	1,686	902	87%
340	-	NM	Acquisition costs	340	-	NM
-	21	-100%	Severance costs	-	21	-100%
-	-	NM	Restructuring costs	-	3	-100%

$5,892	$3,104	90%	Operating income as adjusted	$10,892	$5,814	87%

$3,105	$2,208	41%	Net income as reported	$6,238	$4,198	49%

$4,241	$2,543	67%	Net income as adjusted	$7,781	$4,618	68%

$0.11	$0.08	38%	Earnings per share (diluted) as reported	$0.22	$0.15	47%

$0.15	$0.09	67%	Earnings per share (diluted) as adjusted	$0.28	$0.17	65%

	(amounts in thousands)
	December 31,	June 30,
	2021	2021
Working capital	$78,852	$54,113
Total assets	$303,469	$286,821
Long-term debt	$83,030	$68,178
Other long-term liabilities	$13,762	$16,578
Shareholders' equity	$138,886	$131,170

Three Months Ended December 31, 2021 Results

Net sales for the three months ended December 31, 2021 were $111.1 million, up 45% from the three months ended December 31, 2020 net sales of $76.4 million. Lighting Segment net sales of $57.3 million increased 27% and Display Solutions Segment net sales of $53.9 million increased 72% from last year’s second quarter net sales. Net income for the three months ended December 31, 2021 was $3.1 million, or $0.11 per share, compared to $2.2 million or $0.08 per share for the three months ended December 31, 2020. Earnings per share represents diluted earnings per share.

Six Months Ended December 31, 2021 Results

Net sales for the six months ended December 31, 2021 were $217.5 million, up 49% from the six months ended December 31, 2020 net sales of $146.4 million. Lighting Segment net sales of $108.5 million increased 20% and Display Solutions Segment net sales of $109.0 million increased 95% from last year’s net sales. Net income for the six months ended December 31, 2021 was $6.2 million, or $0.22 per share, compared to $4.2 million or $0.15 per share for the six months ended December 31, 2020. Earnings per share represents diluted earnings per share.

LSI Industries Second Quarter Fiscal 2022 Results

January 27, 2022

Balance Sheet

The balance sheet at December 31, 2021 included current assets of $146.6 million, current liabilities of $67.8 million and working capital of $78.8 million, which includes cash of $0.9 million. The current ratio was 2.2 to 1. The balance sheet also included shareholders’ equity of $138.9 million and long-term debt of $83.0 million. It is the Company’s priority to continuously generate sufficient cash flow, coupled with an approved credit facility, to adequately fund operations.

Cash Dividend Actions

The Board of Directors declared a regular quarterly cash dividend of $0.05 per share in connection with the second quarter of fiscal 2022, payable February 15, 2022 to shareholders of record as of the close of business on February 7, 2022. The indicated annual cash dividend rate is $0.20 per share. The Board of Directors has adopted a policy regarding dividends which provides that dividends will be determined by the Board of Directors in its discretion based upon its evaluation of earnings both on a GAAP and non-GAAP basis, cash flow requirements, financial condition, debt levels, stock repurchases, future business developments and opportunities, and other factors deemed relevant by the Board.

Non-GAAP Financial Measures

This press release includes adjustments to GAAP operating income, net income and earnings per share for the three and six months ended December 31, 2021 and 2020. Operating income, net income and earnings per share, which exclude the impact of stock compensation expense, acquisition costs, severance costs and restructuring costs, are non-GAAP financial measures. We exclude these items because we believe they are not representative of the ongoing results of operations of the business. Also included in this press release are non-GAAP financial measures, including Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA and Adjusted EBITDA), Free Cash Flow and Organic Net Sales. We believe that these are useful as supplemental measures in assessing the operating performance of our business. These measures are used by our management, including our chief operating decision maker, to evaluate business results, and are frequently referenced by those who follow the Company. These non-GAAP measures may be different from non-GAAP measures used by other companies. In addition, the non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Non-GAAP measures have limitations, in that they do not reflect all amounts associated with our results as determined in accordance with U.S. GAAP. Therefore, these measures should be used only to evaluate our results in conjunction with corresponding GAAP measures. Below is a reconciliation of these non-GAAP measures to net income and earnings per share reported for the periods indicated along with the calculation of EBITDA, Adjusted EBITDA, Free Cash Flow and Organic Net Sales.

LSI Industries Second Quarter Fiscal 2022 Results

January 27, 2022

Three Months Ended					Six Months Ended
December 31					December 31
2021		2020		(In thousands, except per share data)	2021		2020
	Diluted EPS		Diluted EPS	Reconciliation of net income to adjusted net income		Diluted EPS		Diluted EPS
$3,105	$0.11	$2,208	$0.08	Net income as reported	$6,238	$0.22	$4,198	$0.15

867	0.03	318	0.01	Stock compensation expense	1,274	0.05	698	0.03

269	0.01	-	-	Acquisition costs	269	0.01	-	-

-	-	17	-	Severance costs	-		17	-

-	-	-	-	Restructuring costs	-		2	-

-	-	-	-	Tax impact due to the change in the estimated annual tax rate used for GAAP reporting purposes	-	-	(297)	(0.01)

$4,241	$0.15	$2,543	$0.09	Net income adjusted	$7,781	$0.28	$4,618	$0.17

NOTE: All adjustments are net of tax except for the adjustment of the tax impact from the change in the estimated annual tax rate

Three Months Ended December 31			(Unaudited; In thousands)	Six Months Ended December 31

2021	2020	% Change	EBITDA and Adjusted EBITDA	2021	2020	% Change
$4,422	$2,686	65%	Operating Income as reported	$8,866	$4,888	81%

2,538	1,990		Depreciation and amortization	5,101	4,023
$6,960	$4,676	49%	EBITDA	$13,967	$8,911	57%

1,130	397		Stock compensation expense	1,686	902
340	-		Acquisition costs	340	-
-	21		Severance costs	-	21
-	-		Restructuring costs	-	3
$8,430	$5,094	65%	Adjusted EBITDA	$15,993	$9,837	63%

Three Months Ended December 31			(Unaudited; In thousands)	Six Months Ended December 31

2021	2020	% Change	Free Cash Flow	2021	2020	% Change
$(8,654)	$5,778	n/m	Cash flow from operations	$(16,543)	$13,417	NM

(448)	(475)		Capital expenditures	(745)	(880)
$(9,102)	$5,303	n/m	Free cash flow	$(17,288)	$12,537	NM

LSI Industries Second Quarter Fiscal 2022 Results

January 27, 2022

Three Months Ended December 31			(Unaudited; In thousands)	Six Months Ended December 31
			Reconciliation of net sales to organic
2021	2020	% Change	net sales	2021	2020	% Change
$57,276	$45,126	26.9%	Lighting Segment	$108,536	$90,531	19.9%
$53,867	$31,261	72.3%	Display Solutions Segment	$109,004	$55,862	95.1%
$111,143	$76,387	45.5%	Total Net Sales	$217,540	$146,393	48.6%

20,560	-		JSI	43,907	-
$90,583	$76,387	18.6%	Total organic net sales	$173,633	$146,393	18.6%

Three Months Ended December 31				Six Months Ended December 31
2021	2020	% Change		2021	2020	% Change
$53,867	$31,261	72.3%	Display Solutions Segment	$109,004	$55,862	95.1%

20,560	-		JSI	43,907	-
$33,307	$31,261	6.5%	Total Display Solutions Segment organic net sales	$65,097	$55,862	16.5%

LSI Industries Second Quarter Fiscal 2022 Results

January 27, 2022

Condensed Consolidated Statement of Operations

Three Months Ended December 31			Six Months Ended December 31
		(Unaudited)
2021	2020	(In thousands, except per share data)	2021	2020
$111,143	$76,387	Net sales	$217,540	$146,393

85,695	56,676	Cost of products sold	167,582	108,407
-	5	Severance costs	-	5
-	-	Restructuring costs	-	3

25,448	19,706	Gross profit	49,958	37,978

21,026	17,004	Selling and administrative costs	41,092	33,074
-	16	Severance costs	-	16

4,422	2,686	Operating Income	8,866	4,888

9	(135)	Other expense (income)	88	(240)
529	$62	Interest expense, net	763	119

3,884	2,759	Income before taxes	8,015	5,009

779	551	Income tax	1,777	811

$3,105	$2,208	Net income	$6,238	$4,198

		Weighted Average Common Shares Outstanding
27,292	26,639	Basic	27,144	26,580
28,067	27,360	Diluted	27,895	27,161

		Earnings Per Share
$0.11	$0.08	Basic	$0.23	$0.16
$0.11	$0.08	Diluted	$0.22	$0.15

LSI Industries Second Quarter Fiscal 2022 Results

January 27, 2022

Condensed Balance Sheet

	(amounts in thousands)
	December 31,	June 30,
	2021	2021
Current assets	$146,643	$125,008
Property, plant and equipment, net	28,614	30,552
Other assets	128,212	131,261
Total assets	$303,469	$286,821

Current maturities of long-term debt	$3,571	$-
Other current liabilities	64,220	70,895
Long-term debt	83,030	68,178
Other long-term liabilities	13,762	16,578
Shareholders' equity	138,886	131,170
	$303,469	$286,821